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                                                                     Exhibit 8.1

March 20, 1998

    RSL Communications, Ltd.
    Clarendon House
    Church Street
    Hamilton HM CX Bermuda

    Gentlemen:

    You have requested our opinion regarding the discussion of United States federal income tax consequences under the caption "Certain United States Federal Income Tax Considerations" in the prospectus (the "Prospectus") that is included in the Registration Statement on Form S- 1 (Reg. No. 333-46125) of RSL Communications, Ltd. originally filed with the Securities and Exchange Commission on February 11, 1998 and as amended on March 20, 1998. The Prospectus relates to the Company's issuance and sale of 1,152,715 shares of Class A Common Stock upon the exercise of certain warrants and the sale of up to 300,000 shares of Class A Common Stock by a certain selling shareholder.

    We have reviewed the Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant to such opinion.

    Based upon the foregoing, it is our opinion that the statements made under the caption "Certain United States Federal Income Tax Considerations" in the Prospectus set forth the material United States federal income tax consequences of the offering described in the Prospectus as of the date hereof.

    We hereby consent to the use of our name under the caption
    "Certain United States Federal Income Tax Considerations" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

    Very truly yours

    ROSENMAN & COLIN LLP


By: /s/ James A. Guadiana
    -------------------------
          A Partner